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                                                           Exhibit 5




                                  June 27, 2002

Board of Directors
Crescent Financial Corporation
1005 High House Road
Cary, North Carolina  27513

         Re:  Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to Crescent Financial Corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed sale of up to $7,500,000 worth of the Company's $1.00 par value common stock (the "Common Stock"). Such sale to be pursuant to (i) a rights offering to existing shareholders permitting the purchase of one share of Common Stock for each 10 shares owned as of May 3, 2002 (the "Rights") and (ii) a sales agency agreement to be entered into with McKinnon & Company, Inc., as best efforts underwriters (the "Underwriting Agreement").

This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-B under the Act.

We have examined the Articles of Incorporation and the Bylaws of the Company, minutes of meetings of the Board of Directors, and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed necessary for the purposes of this opinion.

     Based on and subject to the foregoing and to the additional qualifications set forth below, it is our opinion that the Common Stock being offered and sold by the Company pursuant to the Registration Statement, when issued by the Company as contemplated by the Registration Statement and sold in accordance with the Underwriting Agreement, will be legally issued, fully paid and nonassessable and that the Rights registered pursuant to the Registration Statement are binding obligations under North Carolina law, are duly authorized, legally issued, fully paid and nonassessable.

We hereby consent to the reference to our firm in the Registration Statement under the heading "Legal Matters" and to the filing of this opinion as an exhibit to the Registration

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Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

This opinion is limited to the laws of the State of North Carolina and no opinion is expressed as to the laws of any other jurisdiction.

The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of the Common Stock.

This opinion is rendered solely for your benefit and that of subscribers in connection with the transaction described above and may not be used or relied upon by any other person without prior written consent in each instance.

                                         Yours very truly,

                                         GAETA & GLESENER, P.A.


                                         /s/ Anthony Gaeta, Jr.
                                         Anthony Gaeta, Jr.